Exhibit 99

November 1, 2014

Dear Shareholder:

Enclosed (unless you have direct deposit) is your $.05 per share dividend for November 1, 2014.

We are pleased to report that our preliminary year-to-date earnings through September 30, 2014 were $5,790,000 or $.64 diluted per share available to common shareholders. This compares to $4,267,000 or $.55 diluted per share available to common shareholders for the same period of 2013, an increase of 36%.

Earnings for the third quarter 2014 were $1,900,000 or $.21 diluted per share available to common shareholders. This compares to $1,277,000 or $.17 diluted per share available to common shareholders for the same period of 2013, an increase of 49%.

Looking at the largest component of year-to-date income, net interest income was $31,115,000 compared to $29,684,000 for the same period last year. Approximately $900,000 of the improvement is from increased interest income and approximately $500,000 from a decrease in interest expense.

The increase in interest income is driven by loan volume. We have enjoyed a year-over-year increase of approximately $69,000,000. You may recall from earlier reporting that we receive approximately $15,700,000 a month in payments and renewal loans. So, to grow $69,000,000 in the last 12 months we had to process approximately $257,400,000 in new and renewed loans. Our lenders are working very hard at attracting new loan opportunities and retaining existing customers in a highly competitive market. Our lending is home grown through the development of personal relationships – we do not purchase packages of loans nor acquire loans out of our markets.

Through September, 30, 2014, we placed $1,500,000 into our reserve for loan loss compared to $1,100,000 for the same period last year. This increase is generally attributable to loan growth. However, we did not expense any provision in the third quarter 2014. We have an extensive evaluation process which indicated, with continued loan quality improvement, a provision was not required.

Non-interest income was up nicely to $11,016,000 for three quarters of 2014. This was an increase of approximately $1,893,000 from the same time last year. This increase is attributable to our tax refund processing and increased revenue in our wealth management department. Wealth management revenue, which is core customer revenue, has increased 22% over last year.

Our total noninterest expenses were down $229,000 for the three quarters of 2014 compared to the same period of 2013. Again, four branch closures, the restructuring of retirement programs, and prudent expense control have helped to stabilize noninterest expenses while continuing to grow revenue.

Our focus remains the same – to prudently and safely grow the company. We have built a structure to deliver quality one-on-one service to customers. We have developed a team of experienced first class lenders who are bringing in loan opportunities, but also meeting the customer’s cash management and wealth management needs. We want, and strive for, the entire customer relationship.

Our model remains the same – gather deposits in rural communities where we enjoy a solid loyal deposit customer base. We put those deposits to work in those communities, but also in the urban areas where loan opportunities are greater. We are in the process of acquiring The Citizens National Bank of Southwestern Ohio. This is a strong $105,000,000 institution with a nice footprint in Dayton, Ohio. Dayton is the fourth largest metropolitan area in Ohio and we have been servicing a number of Dayton customers from our Urbana office. We believe this will expand our loan, cash management, and wealth management opportunities in that market. We have also just recently hired two experienced lenders in the greater Cleveland area. This will supplement the strong loan growth we have enjoyed from our Fairlawn, Ohio office.

In our August 1st letter, we were pleased to report an excellent first half of 2014. We are pleased to report that the successes continue—continued growth in the company, continued growth in earnings, continued improvement in legacy non-performing loans, continued improvement in our stock performance.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller

President & CEO

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.